Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-65113, 333-84848, 333-96717, 333-110553 and 333-152296) on Forms S-8 of Cache, Inc. of our report dated March 15, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Cache, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), appearing in this Annual Report on Form 10-K of Cache, Inc. and subsidiaries for the year ended December 27, 2008.

/s/ Deloitte & Touche LLP

New York, New York

March 12, 2009